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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): June 6, 2002
                                                         --------------

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                         L-3 COMMUNICATIONS CORPORATION
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               (Exact Name of Registrants as Specified in Charter)


                                    DELAWARE
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                 (State or Other Jurisdiction of Incorporation)


                001-14141                                13-3937434
                333-46983                                13-3937436

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        (Commission File Number)             (IRS Employer Identification No.)


  600 THIRD AVENUE, NEW YORK, NEW YORK                     10016

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(Address of Principal Executive Offices)                 (Zip Code)


                                 (212) 697-1111
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              (Registrants' Telephone Number, Including Area Code)





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ITEM 5.           OTHER EVENTS.

SENIOR SUBORDINATED NOTES OFFERING

     L-3 Communications Holdings, Inc. announced on June 6, 2002 that
L-3 Communications Corporation, its wholly owned subsidiary, intends to raise $750.0 million of gross proceeds through a private placement of senior subordinated notes, subject to market and other conditions. The senior subordinated notes will have a ten-year maturity with interest payable in cash. The notes will be offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, and, outside the United States, only to non-U.S. investors.

     L-3 stated that it intends to use the net proceeds to repay indebtedness outstanding under its senior subordinated interim loan agreement and to repurchase and/or redeem its outstanding 10 3/8% Senior Subordinated Notes due in 2007.

     The senior subordinated notes to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.


COMMON STOCK OFFERING

     L-3 Communications Holdings, Inc. announced on June 6, 2002 that it intends to offer publicly a total of 14.0 million shares of its Common Stock.

     L-3 Communications stated that it intends to use the proceeds of the common stock offering to repay existing indebtedness and for general corporate purposes, including potential common stock acquisitions.

     A registration statement relating to these shares of common stock has been filed with the Securities and Exchange Commission, but has not yet become effective. These shares of common stock may not be sold, nor offers to buy be accepted, prior to the time the registration statement becomes effective.


DEBT TENDER OFFER

     L-3 Communications Holdings, Inc., announced on June 6, 2002 that L-3 Communications Corporation, its wholly owned subsidiary, is commencing a cash tender offer to purchase all of its outstanding $225 million aggregate principal amount of 10 3/8% Senior Subordinated Notes due 2007. The tender offer is being made pursuant to an Offer to Purchase and a related Letter of Transmittal, dated June 6, 2002. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on July 3, 2002, unless extended or earlier terminated. Tenders of notes made prior to 5:00 p.m., New York City time, on June 19, 2002, may not be validly withdrawn or revoked, unless the Company reduces the tender offer consideration or the principal amount of notes subject to the tender offer or is otherwise required by law to permit withdrawal. Tenders of notes made after 5:00 p.m., New York City time, on June 19, 2002, may be validly withdrawn at any time until 5:00 p.m., New York City time, on the expiration date.

     The total consideration to be paid for each validly tendered note accepted for payment will be $1,053.50 per $1,000.00 of principal amount, plus accrued and unpaid interest. The total consideration for each note tendered includes an early tender premium of $20.00 per $1,000.00 of principal amount of notes tendered prior to 5:00 p.m., New York City time, on June 19, 2002. Holders that tender their notes after that time but prior to the expiration of the tender offer will receive $1,033.50 per $1,000.00 of principal amount of notes validly tendered and accepted for payment, plus accrued and unpaid interest.

     The tendered offer is conditioned upon the satisfaction of certain financing conditions and other customary conditions. If the tender offer is consummated, L-3 Communications Corporation currently intends promptly thereafter to call for redemption, in accordance with the amended terms of the indenture governing the notes, all notes that remain outstanding, at the applicable price of $1,051.88 per $1,000.00 of principal amount thereof, plus interest accrued to the redemption date.


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     A copy of the press releases are attached hereto as Exhibits 99.1, 99.2, and 99.3 and are incorporated herein by reference. Except for historical information contained in the press releases and this Form 8-K, the matters set forth herein and therein are forward-looking statements. The forward-looking statements set forth involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Form 10-K, with the Securities and Exchange Commission. The information contained or incorporated in this Form 8-K shall not constitute an offer to call or the solicitation of and offer to buy nor shall there be any sale of any of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any state.


ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

         (c) Exhibits.

Exhibit
Number            Title
--------          -----
99.1              Press Release relating to senior subordinated notes offering
99.2              Press Release relating to common stock offering
99.3              Press Release relating to debt tender offer



ITEM 9.           REGULATION FD DISCLOSURE.

     In connection with L-3 Communications Corporation's private placement of senior subordinated notes, the following information was provided to potential investors.

     "L-3 Holdings" refers to L-3 Communications Holdings, Inc., and "L-3 Communications" refers to L-3 Communications Corporation, a wholly-owned operating subsidiary of L-3 Holdings. "L-3," "we," "us" and "our" refer to L-3 Holdings and its subsidiaries. L-3 Holdings has no other assets or liabilities and conducts no other operations other than through L-3 Communications. "Guarantors" refers to our current and future domestic restricted subsidiaries, which will be guaranteeing the obligations of L-3 Communications under the senior subordinated notes. The obligations of the guarantors are referred to herein as the "guarantees." "Senior credit facilities" refers to our 364-day revolving credit facility together with our five-year revolving credit facility. "This offering" refers to the offering by L-3 Communications of senior subordinated notes.

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                                  RISK FACTORS

RISKS RELATED TO L-3


OUR SIGNIFICANT LEVEL OF DEBT MAY ADVERSELY AFFECT OUR FINANCIAL AND OPERATING
   ACTIVITY.


     We have incurred substantial indebtedness to finance our acquisitions. As of March 31, 2002, we had $2,175.0 million of outstanding debt, excluding outstanding letters of credit (which aggregated approximately $166.6 million) under our 364-day and five-year revolving credit facilities. As of May 31, 2002, we had $2,176.0 million of outstanding debt, excluding outstanding letters of credit (which aggregated approximately $169.8 million) under our senior credit facilities. In addition, available borrowings under our senior credit facilities after reductions for outstanding letters of credit were $229.2 million as of May 31, 2002. For the three months ended March 31, 2002, our ratio of earnings to fixed charges, adjusted on a pro forma basis to give effect to our acquisition of AIS, related financings and this offering, would have been 2.1 to 1.0 and would have been 2.3 to 1.0 if further adjusted on a pro forma basis to give effect to the concurrent offering by L-3 Communications Holdings of 14,000,000 shares of its common stock. In the future we may borrow more money, subject to limitations imposed on us by our debt agreements.


     Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our indebtedness depends on our future performance. We do not have complete control over our future performance because it is subject to economic, political, financial, competitive, regulatory and other factors affecting the aerospace and defense industry. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to sell assets, restructure debt or obtain additional equity capital. We may not be able to do so or do so without additional expense.


     Our level of indebtedness has important consequences to you and your investment in the notes. These consequences may include:


    o requiring a substantial portion of our cash flow from operations to be used to pay interest and principal on our debt and therefore be unavailable for other purposes including capital expenditures, research and development and other investments;


    o limiting our ability to obtain additional financing for acquisitions or working capital to make investments or other expenditures, which may limit our ability to carry out our acquisition strategy;


    o higher interest expenses due to increases in interest rates on our borrowings that have variable interest rates;


    o heightening our vulnerability to downturns in our business or in the general economy and restricting us from making acquisitions, introducing new technologies and products or exploiting business opportunities; and


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    o covenants that limit our ability to borrow additional funds, dispose of assets or pay cash dividends. Failure to comply with such covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our outstanding indebtedness.

     Additionally, on December 31, 2001, we had contractual obligations, including outstanding indebtedness, of $1,680.2 million and contingent commitments, including outstanding letters of credit under our senior credit facilities, of $261.1 million. These contractual obligations and contingent commitments are described elsewhere herein and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which is incorporated herein by reference.


OUR ACQUISITION STRATEGY INVOLVES RISKS, AND WE MAY NOT SUCCESSFULLY IMPLEMENT
   OUR STRATEGY.

     We seek to acquire companies that complement our business. We may not be able to continue to identify acquisition candidates on commercially reasonable terms or at all. If we make additional acquisitions, we may not realize the benefits anticipated from the acquisitions. Likewise, we may not be able to obtain additional financing for acquisitions. Such additional financing could be restricted by the terms of our debt agreements.

     The process of integrating acquired operations, including our recent acquisitions, into our existing operations may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions could result in the incurrence of additional debt and related interest expense, contingent liabilities and amortization expenses related to certain purchased intangible assets, all of which could result in an increase to our already significant level of outstanding debt. We consider and execute strategic acquisitions on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. We regularly evaluate potential acquisitions and joint venture transactions, and, except as disclosed herein or in the documents incorporated herein by reference, we have not entered into any agreements with respect to any material transactions.


WE RELY ON SALES TO U.S. GOVERNMENT ENTITIES, AND THE LOSS OF SUCH CONTRACTS WOULD RESULT IN A SIGNIFICANT DECREASE TO OUR REVENUE AND PROFITS.

     Our government sales are predominantly derived from contracts with agencies of, and prime contractors to, the U.S. Government. Approximately 64.7%, or $1,519 million, of our sales for the year ended December 31, 2001 were made directly or indirectly to the U.S. Department of Defense. At December 31, 2001, the number of contracts with a value exceeding $1.0 million was approximately 575. Our largest program is a long-term, fixed-priced contract for secure terminal equipment that we sell to the U.S. Armed Services, intelligence and securities agencies that provided approximately 3.9% of our sales for the year ended December 31, 2001. No other program provided more than 3.2% of our sales for the year ended December 31, 2001. The loss of all or a substantial portion of our sales to the U.S. Government would result in a significant decrease to our revenue and profits.


OUR GOVERNMENT CONTRACTS ENTAIL CERTAIN RISKS.

    o Government contracts are dependent upon the U.S. defense budget.

     The reduction in the U.S. defense budget in the early 1990s caused most defense-related government contractors to experience decreased sales, increased downward pressure on operating margins and, in certain cases, net losses. Our predecessor company experienced a substantial decline in sales during that period. A significant decline in U.S. military expenditures in the future could result in a material decrease to our sales, earnings and cash flow. The loss or significant reduction in government funding of a large program in which we participate could also result in a material decrease to our future sales, earnings and cash flows and thus limit our ability to satisfy our financial obligations, including those relating to the notes. U.S. Government contracts are also conditioned upon the continuing approval by Congress of the amount of necessary spending. Congress usually appropriates funds for a given program each fiscal year even though contract periods of performance


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may exceed one year. Consequently, at the beginning of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract only if appropriations are made by Congress for future fiscal years.

    o Government contracts contain unfavorable termination provisions and are subject to audit and modification.

     Companies engaged primarily in supplying defense-related equipment and services to U.S. Government agencies are subject to certain business risks peculiar to the defense industry. These risks include the ability of the U.S. Government to unilaterally:

    o suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;

    o terminate existing contracts;

    o reduce the value of existing contracts;

    o audit our contract-related costs and fees, including allocated indirect costs; and

    o control and potentially prohibit the export of our products.

     All of our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default by failing to perform under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination. Termination for default provisions provide for the contractor to be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source. Our contracts with foreign governments generally contain similar provisions relating to termination at the convenience of the customer.

     The U.S. Government may review our costs and performance on their contracts, as well as our accounting and general business practices. Based on the results of such audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, amortization of goodwill, portions of research and development costs, and certain marketing expenses may not be reimbursable under U.S. Government contracts. Further, as a U.S. Government contractor, we are subject to investigation, legal action and/or liability that would not apply to a commercial company.

    o Government contracts are subject to competitive bidding and we are required to obtain licenses for non-U.S. sales.

     We obtain many of our U.S. Government contracts through a competitive bidding process. We may not be able to continue to win competitively awarded contracts. In addition, awarded contracts may not generate sales sufficient to result in our profitability. We are also subject to risks associated with the following:

    o the frequent need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and/or cost overruns;

    o the substantial time and effort including the relatively unproductive design and development required to prepare bids and proposals for competitively awarded contracts that may not be awarded to us;

    o design complexity and rapid technological obsolescence; and

    o the constant need for design improvement.

     In addition to these U.S. Government contract risks, we are required to obtain licenses from U.S. Government agencies to export many of our products and systems. Additionally, we are not permitted to export some of our products. Failure to receive required licenses would eliminate our ability to sell our products outside the United States.


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OUR FIXED-PRICE AND COST-REIMBURSABLE CONTRACTS MAY COMMIT US TO UNFAVORABLE
   TERMS.

     We provide our products and services primarily through fixed-price or cost-reimbursable contracts. Fixed-price contracts provided 68.3% of our sales for the year ended December 31, 2001. Under a fixed-price contract we agree to perform the scope of work required by the contract for a predetermined contract price. Although a fixed-price contract generally permits us to retain profits if the total actual contract costs are less than the estimated contract costs, we bear the risk that increased or unexpected costs may reduce our profit or cause us to sustain losses on the contract. Therefore, we fully absorb cost overruns on fixed-price contracts and this reduces our profit margin on the contract. Those cost overruns may result in a loss. A further risk associated with fixed-price contracts is the difficulty of estimating sales and costs that are related to performance in accordance with contract specifications and the possibility of obsolescence in connection with long-term procurements. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce our profitability or cause a loss.

     Cost-reimbursable contracts provided 31.7% of our sales for the year ended December 31, 2001. On a cost-reimbursable contract we are paid up to predetermined funding levels determined by our customers, our allowable incurred costs and generally a fee representing a profit on those costs, which can be fixed or variable depending on the contract's pricing arrangement. Therefore, unless costs exceed specified funding limitations, on a cost-reimbursable contract we usually do not bear the risks of unexpected cost overruns. However, U.S. Government regulations require that we notify our customer of any cost overruns or underruns on a cost-reimbursable contract on a timely basis. If we incur costs in excess of the funding limitation specified in a cost-reimbusable contract, we may not be able to recover those cost overruns.

     We record sales and profits on substantially all of our contracts using percentage-of-completion methods of accounting. As a result, revisions made to our estimates of sales and profits are recorded in the period in which the conditions that require such revisions become known and can be estimated; accordingly, the revisions may have a material impact in any one period. Our provisions for losses for our fixed-price contracts are based on estimates. To the extent our actual contract losses exceed our estimates, our contract loss provisions will not be adequate to cover all actual future losses.


OUR OPERATIONS INVOLVE RAPIDLY EVOLVING PRODUCTS AND TECHNOLOGICAL CHANGE.

     The rapid change of technology is a key feature of all of the industries in which our businesses operate, including the commercial communication industry in particular. To succeed in the future, we will need to continue to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Historically, our technology has been developed through both customer-funded and internally funded research and development. We may not be able to continue to maintain comparable levels of research and development. In the past we have allocated substantial funds to capital expenditures, programs and other investments. This practice will continue to be required in the future. Even so, we may not be able to successfully identify new opportunities and may not have the needed financial resources to develop new products in a timely or cost-effective manner. At the same time, products and technologies developed by others may render our products and systems obsolete or non-competitive.


WE MAY NOT SUCCESSFULLY IMPLEMENT OUR PLAN TO EXPAND INTO COMMERCIAL MARKETS.

     Our revenues have primarily come from business with the U.S. Department of Defense and other U.S. Government agencies. In addition to continuing to pursue these market areas, we will continue applying our technical capabilities and expertise to related commercial markets. Some of our commercial products, such as airport security equipment, voyage recorders and Prime Wave fixed wireless loop products, have only recently been introduced.

     These new commercial products are subject to certain risks and may require us to:

    o develop and maintain marketing, sales and customer support capabilities;



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    o secure sales and customer support capabilities;

    o obtain customer and/or regulatory certification;

    o respond to rapidly changing technologies including those developed by others that may render our products and systems obsolete or non-competitive; and

    o obtain customer acceptance of these products and product performance.

     Our efforts to expand our presence in commercial markets require significant resources, including additional working capital and capital expenditures, as well as the use of our management's time. Our ability to sell certain commercial products, particularly our broadband wireless communications products, depends to a significant degree on the efforts of independent distributors or communications service providers and on the financial viability of our existing and target customers for the commercial products. Certain of our existing and target customers are agencies or affiliates of governments of emerging and under-developed countries or private business enterprises operating in those countries. In addition, we have made equity investments in entities that plan to commence operations as communications service providers using some of our commercial products. These distributors and service providers may not be able to market our products or their services successfully and we may not be able to realize a return of investment in them. We also may not be successful in addressing these risks or in developing these commercial business opportunities.


CONSOLIDATION AND INTENSE COMPETITION IN THE INDUSTRIES IN WHICH OUR BUSINESSES OPERATE COULD LIMIT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

     The communications equipment industry and the other industries in which our businesses operate, and the market for defense applications, is highly competitive. The defense industry has experienced substantial consolidation due to declining defense budgets and increasing pressures for cost reductions. We expect that the U.S. Department of Defense's increased use of commercial off-the-shelf products and components in military equipment will continue to encourage new competitors to enter the market. We also expect that competition for original equipment manufacturing business will increase due to the continued emergence of merchant suppliers. Our ability to compete for defense contracts largely depends on the following factors:

    o the effectiveness and innovations of our research and development programs;

    o our ability to offer better performance than our competitors at a lower cost to the U.S. Government; and

    o the readiness of our facilities, equipment and personnel to undertake the programs for which we compete.

     In some instances, the U.S. Government directs all work for a particular project to a single supplier, commonly known as a sole-source project. In such cases, other suppliers who may otherwise be able to compete for the programs involved can only do so if the U.S. Government chooses to reopen the particular program to competition. Additionally, many of our competitors are larger than us and have substantially greater financial and other resources than we have.


OUR DEBT AGREEMENTS RESTRICT OUR ABILITY TO FINANCE OUR FUTURE OPERATIONS AND, IF WE ARE UNABLE TO MEET OUR FINANCIAL RATIOS, COULD CAUSE OUR EXISTING DEBT TO BE ACCELERATED.

     Our debt agreements contain a number of significant provisions that, among other things, restrict our ability to:

    o sell assets;

    o incur more indebtedness;

    o repay certain indebtedness;

    o pay dividends;


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    o make certain investments or acquisitions;

    o repurchase or redeem capital stock;

    o engage in mergers or consolidations; and

    o engage in certain transactions with subsidiaries and affiliates.

     These restrictions could hurt our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. In addition, some of our debt agreements also require us to maintain compliance with certain financial ratios, including total consolidated earnings before interest, taxes, depreciation and amortization to total consolidated cash interest expense and total consolidated debt to total consolidated earnings before interest, taxes, depreciation and amortization, and to limit our capital expenditures. Our ability to comply with these ratios and limits may be affected by events beyond our control. A breach of any of these agreements or our inability to comply with the required financial ratios or limits could result in a default under those debt agreements. In the event of any such default, the lenders under those debt agreements could elect to:

    o declare all outstanding debt, accrued interest and fees to be due and immediately payable;

    o require us to apply all of our available cash to repay our outstanding senior debt; and

    o prevent us from making debt service payments on our other debt.

     If we were unable to repay any of these borrowings when due, the lenders under our senior credit facilities could proceed against their collateral, which consists of a first priority security interest in our outstanding shares of common stock and the capital stock of our material subsidiaries. If the indebtedness under the existing debt agreements were to be accelerated, our assets may not be sufficient to repay such indebtedness in full.


IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY MANAGEMENT AND PERSONNEL, WE MAY BECOME UNABLE TO OPERATE OUR BUSINESS EFFECTIVELY.

     Our future success depends to a significant degree upon the continued contributions of our management, including Messrs. Lanza and LaPenta, and our ability to attract and retain other highly qualified management and technical personnel. We do not maintain any key person life insurance policies for members of our management. As of June 1, 2002, Messrs. Lanza and LaPenta beneficially owned, in the aggregate, 12.2% of the outstanding common stock of L-3 Communications Holdings. We have an employment agreement with Mr. Lanza. We face competition for management and technical personnel from other companies and organizations. Failure to attract and retain such personnel would damage our prospects.

ENVIRONMENTAL LAWS AND REGULATION MAY SUBJECT US TO SIGNIFICANT LIABILITY.

     Our operations are subject to various U.S. federal, state and local as well as certain foreign environmental laws and regulations within the countries in which we operate relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in our operations.

     New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements may require us to incur a significant amount of additional costs in the future and could decrease the amount of free cash flow available to us for other purposes, including capital expenditures, research and development and other investments.

TERMINATION OF OUR BACKLOG OF ORDERS COULD NEGATIVELY IMPACT OUR SALES.

     We currently have a backlog of orders, primarily under contracts with the U.S. Government. The U.S. Government may unilaterally modify or terminate these contracts. Accordingly, most of our backlog could be modified or terminated by the U.S. Government. Therefore, existing backlog may not result in sales. Further, any margin we record on sales from any contract included in backlog may not be profitable.


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OUR PENSION PLAN LIABILITIES MAY RESULT IN SIGNIFICANT EXPENSES.

     We have assumed certain liabilities relating to defined benefit pension plans for present and former employees and retirees of certain businesses which we acquired. Prior to our formation, Lockheed Martin received a letter from the Pension Benefit Guaranty Corporation (the "PBGC") which requested information regarding the transfer of these pension plans and indicated that the PBGC believed certain of these pension plans were underfunded using its actuarial assumptions. These assumptions resulted in a larger liability for accrued benefits than the assumptions used for financial reporting under Statement of Financial Accounting Standards No. 87.

     With respect to these plans, Lockheed Martin entered into an agreement with us and the PBGC dated as of April 30, 1997. Under that agreement, Lockheed Martin agreed, upon the occurrence of certain circumstances, either to:

    o assume sponsorship of the subject plans; or

    o provide another form of financial support.

     If Lockheed Martin did assume sponsorship of these plans, it would be primarily liable for the costs associated with funding these plans or any costs associated with the termination of them, but we would be required to reimburse Lockheed Martin for its obligations. Should Lockheed Martin assume sponsorship of the subject plans, or if these plans were terminated, the impact of any increased pension expenses or funding requirements could reduce the amount of free cash flow available to us.


RISKS RELATED TO THE NOTES


WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES, WHICH MAY REDUCE THEIR MARKET PRICE.

     The notes are a new issue of securities for which there is currently no trading market. Although we expect the notes to be eligible for trading in PORTAL, we cannot assure you that an active trading market for the notes will develop or be sustained. The initial purchasers have advised us that they presently intend to make a market in the notes after this offering is completed. The initial purchasers are not obligated, however, to make a market in the notes and any such market making may be discontinued at any time at the sole discretion of the initial purchasers.

     In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for high yield debt securities, changes in our prospects or financial performance or in the prospects for companies in our industry generally. If an active market for the notes fails to develop or be sustained, the trading price could fall. If an active trading market were to develop, they could trade at prices that may be lower than the initial offering price. Whether or not they could trade at lower prices depends on many factors, including:

    o prevailing interest rates;

    o the markets for similar securities;

    o general economic conditions; and

    o our financial condition, historical financial performance and future prospects.


THE NOTES ARE SUBORDINATED TO ALL OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS, WHICH MAY INHIBIT OUR ABILITY TO REPAY YOU.

     The notes are contractually subordinated in right of payment to our existing and future senior indebtedness. As of May 31, 2002, we had outstanding senior debt of $351.0 million, and had the ability to borrow up to $229.2 million (after reductions for outstanding letters of credit of $169.8 million) under our senior credit facilities, which if borrowed would be senior debt.


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     Any incurrence of additional indebtedness may materially adversely impact our ability to service our debt, including the notes. Due to the subordination provisions of our senior indebtedness, in the event of our insolvency, funds that would otherwise be used to pay the holders of the notes will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of these payments, general creditors may recover less, ratably, than the holders of senior indebtedness and the general creditors may recover more, ratably, than the holders of the notes or other subordinated indebtedness. In addition, the holders of senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the notes.


THE TERMS OF OUR INDEBTEDNESS COULD RESTRICT OUR FLEXIBILITY AND LIMIT OUR ABILITY TO SATISFY OBLIGATIONS UNDER THE NOTES.

     We are subject to operational and financial covenants and other restrictions contained in the bank loan documents evidencing our senior indebtedness and the indentures evidencing our senior subordinated notes. These covenants could limit our operational flexibility and restrict our ability to borrow additional funds, if necessary, to finance operations and to make principal and interest payments on the notes. Additionally, failure to comply with these operational and financial covenants could result in an event of default under the terms of this indebtedness which, if not cured or waived, could result in this indebtedness becoming due and payable. The effect of these covenants, or our failure to comply with them, could have a material adverse effect on our business, financial condition and results of operations.

OUR ABILITY TO REPURCHASE NOTES WITH CASH UPON A CHANGE OF CONTROL MAY BE
   LIMITED.

     In specific circumstances involving a change of control, you may require us to repurchase some or all of your notes. We cannot assure you that we will have sufficient financial resources at such time or would be able to arrange financing to pay the repurchase price of the notes in cash. Our ability to repurchase the notes in such event may be limited by law, by our indentures, by the terms of other agreements relating to our senior indebtedness and by such indebtedness and agreements as may be entered into, replaced, supplemented or amended from time to time. We may be required to refinance our senior indebtedness in order to make such payments. We may not have the financial ability to repurchase the notes in cash if payment for our senior indebtedness is accelerated.


THE GUARANTEES MAY BE UNENFORCEABLE DUE TO FRAUDULENT CONVEYANCE STATUTES, AND ACCORDINGLY, YOU COULD HAVE NO CLAIM AGAINST THE GUARANTORS.

     Although laws differ among various jurisdictions, a court could, under fraudulent conveyance laws, further subordinate or avoid the guarantees if it found that the guarantees were incurred with actual intent to hinder, delay or defraud creditors, or the guarantor did not receive fair consideration or reasonably equivalent value for the guarantees and that the guarantor was any of the following:

    o insolvent or rendered insolvent because of the guarantees;

    o engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

    o intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.

     If a court voided a guaranty by one or more of our subsidiaries as the result of a fraudulent conveyance, or held it unenforceable for any other reason, holders of the notes would cease to have a claim against the subsidiary based on the guaranty and would solely be creditors of L-3 Communications Corporation and any guarantor whose guarantee was not similarly held unenforceable.


NOT ALL OF OUR SUBSIDIARIES ARE GUARANTORS, AND YOUR CLAIMS WILL BE SUBORDINATED TO ALL OF THE CREDITORS OF THE NON-GUARANTOR SUBSIDIARIES.

     Many, but not all, of our direct and indirect subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets of the non-guarantor subsidiaries are made available for distribution to us. Assuming this offering was completed on March 31, 2002, these notes would have been effectively junior to $68.8 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated 8.1% of our sales, generated earnings of $5.0 million and cash from operating activities of $(3.8) million for the three months ended March 31, 2002. The non-guarantor subsidiaries held 11.9% of our consolidated assets as of March 31, 2002.


THE GUARANTEES WILL BE SUBORDINATED TO THE SENIOR DEBT OF THE GUARANTORS.


     The guarantees are subordinated to all existing and future senior debt of the guarantors, which shall consist of all of the indebtedness and other liabilities of the guarantors designated as senior, including guarantees of borrowings under the senior credit facilities. The guarantees issued in connection with this offering will be pari passu with the guarantees of the senior subordinated notes sold by L-3 Communications Corporation in May 1998 and December 1998, and with the guarantees, including the guarantee by L-3 Communications Corporation, of the 5 1/4% Convertible Senior Subordinated Notes due 2009 sold by L-3 Communications Holdings in November 2000 and of the 4% Senior Subordinated Convertible Contingent Notes due 2011 sold by L-3 Communications Holdings in October 2001. As of May 31, 2002, we had $351.0 million of senior debt outstanding under our senior credit facilities, all of which has been guaranteed by our subsidiaries. As of May 31, 2002, L-3 Communications Corporation had the ability to borrow up to $229.2 million (after reduction for outstanding letters of credit of $169.8 million) under its senior credit facilities, which if borrowed would be senior debt. Any right of L-3 Communications Corporation to receive the assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be subject to the claims of that subsidiary's creditors, including trade creditors. To the extent that L-3 Communications Corporation is recognized as a creditor of that subsidiary, L-3 Communications Corporation may have such claim, but it would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness and other liabilities of that subsidiary senior to that held by L-3 Communications Corporation.


RESALE OF THE NOTES IS RESTRICTED, WHICH MAY IMPACT YOUR ABILITY TO SELL THE
   NOTES.


     The notes and the guarantees have not been registered under the Securities Act of 1933 ("Securities Act") or any state securities laws. Thus, unless they are registered, the notes and the guarantees may not be offered or sold except pursuant to an exemption from registration under the Securities Act and applicable state laws or in a transaction not subject to such laws. Although we are required to register the resale by the holders of the notes and the guarantees, such registration may not be available to holders at all times and selling holders may therefore be subject to potential liability under the Securities Act.

THIS OFFERING MEMORANDUM CONTAINS FORWARD LOOKING STATEMENTS, WHICH MAY NOT BE
   CORRECT.


     Certain of the matters discussed concerning our operations, economic performance and financial condition, including in particular, the likelihood of our success in developing and expanding our business and the realization of sales from backlog, include forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that their goals will be achieved.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


     The following unaudited pro forma condensed consolidated statements of operations ("pro forma statement of operations") data gives effect to the following transactions as if they had occurred on January 1, 2001: (1) our acquisition of AIS, which was completed on March 8, 2002, and the acquisitions of KDI Precision Products, Inc., EER Systems, Inc., Spar Aerospace Limited, Emergent Government Services Group, Bulova Technologies, and SY Technology, Inc., which we completed during the year ended December 31, 2001, and their related financings (collectively, the "Acquisitions") and (2) this offering and the application of the net proceeds of this offering (assuming that the concurrent sale of common stock by L-3 Communications Holdings, Inc. is not consummated) to repay $500.0 million of indebtedness outstanding under our senior subordinated interim loan agreement incurred in connection with our acquisition of AIS and to repurchase and/or redeem our 10 3/8% Senior Subordinated Notes due 2007. All of the Acquisitions described above are included in our consolidated balance sheet as of March 31, 2002, and therefore, an unaudited pro forma condensed consolidated balance sheet is not provided.

     The pro forma statements of operations do not include an extraordinary pre-tax charge of $16.1 million ($9.7 million after-tax) related to the repurchase and/or redemption of our $225.0 million 10 3/8% Senior Subordinated Notes due 2007. The extraordinary charge includes the call premium of 5.188% or approximately $11.6 million and fees and other expenses of approximately $4.5 million, including the write-off of unamortized deferred debt issue costs relating to the $225.0 million 10 3/8% Senior Subordinated Notes due 2007.

     The pro forma adjustments related to our Acquisitions are based on preliminary purchase prices and purchase price allocations. Actual adjustments will be based on final purchase prices, audited historical net assets for the Acquisitions, and final appraisals and other analyses of fair values of contracts in process, inventories, estimated costs in excess of billings to complete contracts in process, identifiable intangibles, pension and postretirement benefit obligations and deferred tax assets and liabilities, which will be completed after we obtain and review all of the data required for the acquired assets and liabilities and complete our valuations of them. Differences between the preliminary and final purchase price allocations could have a material impact on our results of operations and financial position. The unaudited pro forma condensed consolidated statement of operations does not reflect any cost savings that we believe would have resulted had the Acquisitions occurred on January 1, 2001.

     The supplemental pro forma data is provided as additional information and gives effect as of January 1, 2001 to this offering and the concurrent sale of common stock by L-3 Communications Holdings, Inc. and the application of the net proceeds from this offering and the concurrent sale of common stock to (1) repay $500.0 million of indebtedness outstanding under our senior subordinated interim loan agreement, (2) repay $349.9 million of indebtedness outstanding under our senior credit facilities, (3) repurchase and/or redeem the $225.0 million 10 3/8% Senior Subordinated Notes due 2007 for approximately $237.4 million and (4) increase our cash and cash equivalents, which will be used for general corporate purposes, including potential acquisitions.

     The unaudited pro forma condensed consolidated financial information should be read in conjunction with (1) our unaudited condensed consolidated financial statements for the three months ended March 31, 2002 and 2001, and our audited consolidated financial statements for the year ended December 31, 2001 included in our Annual Report on Form 10-K for the year ended December 31, 2001; and (2) the audited combined financial statements of AIS for the year ended December 31, 2001 included in our Current Report on Form 8-K dated March 22, 2002. The other historical statement of operations data for the Acquisitions are based on unaudited financial statement data not included or incorporated by reference herein. The unaudited pro forma condensed consolidated financial information may not be indicative of the results of operations that actually would have occurred had the Acquisitions, this offering and the concurrent sale of common stock by L-3 Communications Holdings been completed on January 1, 2001 or the results of our operations that may be obtained in the future.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002
                                 (IN MILLIONS)




                                                               PRO FORMA
                                  L-3                         ADJUSTMENTS     PRO FORMA
                                  AS         ACQUISITION        FOR OUR        FOR OUR
                               REPORTED   HISTORICAL(1)(2)   ACQUISITIONS   ACQUISITIONS
                              ---------- ------------------ -------------- --------------
Sales .......................  $  696.8       $  213.4        $     --        $  910.2
Costs and expenses ..........     625.5          209.1              --           834.6
                               --------       --------        --------        --------
  Operating income ..........      71.3            4.3              --            75.6
Interest and other income
 (expense) ..................       1.0             --            (1.2)(3)      (  0.2)
Interest expense ............      26.1             --             7.3 (4)        33.4
Minority interest ...........       0.9             --              --             0.9
                               --------       --------        --------        --------
  Income (loss) before
   income taxes .............      45.3            4.3            (8.5)           41.1
Provision (benefit) for
 income taxes(7) ............      16.0            2.4            (3.4)           15.0
                               --------       --------        --------        --------
  Income (loss) from
   continuing
   operations ...............  $   29.3       $    1.9        $   (5.1)       $   26.1
                               ========       ========        ========        ========



                                                                    SUPPLEMENTAL DATA
                                                           -----------------------------------
                                                                                 PRO FORMA
                                                                                  FOR OUR
                                                               ADDITIONAL       ACQUISITIONS
                                                              ADJUSTMENTS         AND THIS
                                               PRO FORMA        FOR L-3       OFFERING AND L-3
                                                FOR OUR      COMMUNICATIONS    COMMUNICATIONS
                               ADJUSTMENTS   ACQUISITIONS      HOLDINGS'         HOLDINGS'
                                 FOR THIS      AND THIS        CONCURRENT        CONCURRENT
                                 OFFERING      OFFERING     EQUITY OFFERING   EQUITY OFFERING
                              ------------- -------------- ----------------- -----------------
Sales .......................    $   --        $  910.2       $      --          $  910.2
Costs and expenses ..........        --           834.6              --             834.6
                                 ------        --------       ---------          --------
  Operating income ..........        --            75.6              --              75.6
Interest and other income
 (expense) ..................        --          (  0.2)             --            (  0.2)
Interest expense ............       2.2 (5)        35.6            (4.2) (6)         31.4
Minority interest ...........        --             0.9              --               0.9
                                 ---------     --------       ---------          --------
  Income (loss) before
   income taxes .............      (2.2)           38.9             4.2              43.1
Provision (benefit) for
 income taxes(7) ............      (0.9)           14.1             1.7              15.8
                                 ---------     --------       ---------          --------
  Income (loss) from
   continuing
   operations ...............    $ (1.3)       $   24.8       $     2.5          $   27.3
                                 ======        ========       =========          ========

  See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                 (IN MILLIONS)




                                                               PRO FORMA
                                  L-3                         ADJUSTMENTS     PRO FORMA
                                  AS        ACQUISITIONS        FOR OUR        FOR OUR
                               REPORTED   HISTORICAL(1)(8)   ACQUISITIONS   ACQUISITIONS
                              ---------- ------------------ -------------- --------------
Sales .......................  $  461.9       $  327.9        $     --        $  789.8
Costs and expenses ..........     415.0          312.6           ( 7.1)(9)       720.5
                               --------       --------        --------        --------
  Operating income ..........      46.9           15.3             7.1            69.3
Interest and other income
 (expense) ..................       0.5         (  0.2)          ( 1.0)(3)      (  0.7)
Interest expense ............      24.4            0.3            22.5 (4)        47.2
Minority interest ...........        --             --              --              --
                               --------       --------        --------        --------
  Income (loss) before
   income taxes .............      23.0           14.8           (16.4)           21.4
Provision (benefit) for
 income taxes(7) ............       8.8            6.4           ( 6.0)            9.2
                               --------       --------        --------        --------
  Income (loss) from
   continuing
   operations ...............      14.2            8.4           (10.4)           12.2
Goodwill amortization
 expense, net of tax ........       7.3             --              --             7.3
                               --------       --------        --------        --------
  Income (loss) from
   continuing
   operations, as
   adjusted .................  $   21.5       $    8.4        $  (10.4)       $   19.5
                               ========       ========        ========        ========



                                                                        SUPPLEMENTAL DATA
                                                               -----------------------------------
                                                                                     PRO FORMA
                                                                                      FOR OUR
                                                                   ADDITIONAL       ACQUISITIONS
                                                                  ADJUSTMENTS         AND THIS
                                                   PRO FORMA        FOR L-3       OFFERING AND L-3
                                                    FOR OUR      COMMUNICATIONS    COMMUNICATIONS
                                 ADJUSTMENTS     ACQUISITIONS      HOLDINGS'         HOLDINGS'
                                   FOR THIS        AND THIS        CONCURRENT        CONCURRENT
                                   OFFERING        OFFERING     EQUITY OFFERING   EQUITY OFFERING
                              ----------------- -------------- ----------------- -----------------
Sales .......................    $     --          $  789.8       $      --          $  789.8
Costs and expenses ..........          --             720.5              --             720.5
                                 --------          --------       ---------          --------
  Operating income ..........          --              69.3              --              69.3
Interest and other income
 (expense) ..................          --            (  0.7)             --            (  0.7)
Interest expense ............        (2.7) (5)         44.5            (6.6) (6)         37.9
Minority interest ...........          --                --              --                --
                                 --------          --------       ---------          --------
  Income (loss) before
   income taxes .............         2.7              24.1             6.6              30.7
Provision (benefit) for
 income taxes(7) ............         1.1              10.3             2.6              12.9
                                 --------          --------       ---------          --------
  Income (loss) from
   continuing
   operations ...............         1.6              13.8             4.0              17.8
Goodwill amortization
 expense, net of tax ........          --               7.3              --               7.3
                                 --------          --------       ---------          --------
  Income (loss) from
   continuing
   operations, as
   adjusted .................    $    1.6(10)      $   21.1       $     4.0          $   25.1
                                 ========          ========       =========          ========

  See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 2001
                                 (IN MILLIONS)




                                                                    PRO FORMA
                                   L-3                             ADJUSTMENTS      PRO FORMA
                                    AS          ACQUISITIONS         FOR OUR         FOR OUR
                                 REPORTED    HISTORICAL(1)(11)    ACQUISITIONS    ACQUISITIONS
                              ------------- ------------------- ---------------- --------------
Sales .......................  $  2,347.4       $  1,209.9         $      --       $  3,557.3
Costs and expenses ..........     2,072.1          1,146.9             (28.9)(9)      3,190.1
                               ----------       ----------         ---------       ----------
  Operating income ..........       275.3             63.0              28.9            367.2
Interest and other income
 (expense) ..................         1.8         (   11.2)            ( 3.8)(3)     (   13.2)
Interest expense ............        86.3              0.5              75.7 (4)        162.5
Minority interest ...........         4.5               --                --              4.5
                               ----------       ----------         ---------       ----------
  Income (loss) before
   income taxes .............       186.3             51.3             (50.6)           187.0
Provision (benefit) for
 income taxes(7) ............        70.8             25.7             (19.1)            77.4
                               ----------       ----------         ---------       ----------
  Income (loss) from
   continuing
   operations ...............       115.5             25.6             (31.5)           109.6
Goodwill amortization
 expense, net of tax ........        33.9               --                --             33.9
                               ----------       ----------         ---------       ----------
  Income (loss) from
   continuing
   operations, as
   adjusted .................  $    149.4       $     25.6         $   (31.5)      $    143.5
                               ==========       ==========         =========       ==========



                                                                          SUPPLEMENTAL DATA
                                                               ----------------------------------------
                                                                                         PRO FORMA
                                                                                          FOR OUR
                                                                                        ACQUISITIONS
                                                                    ADDITIONAL            AND THIS
                                                   PRO FORMA      ADJUSTMENTS FOR       OFFERING AND
                                                    FOR OUR     L-3 COMMUNICATIONS   L-3 COMMUNICATIONS
                                 ADJUSTMENTS     ACQUISITIONS        HOLDINGS'           HOLDINGS'
                                   FOR THIS        AND THIS         CONCURRENT           CONCURRENT
                                   OFFERING        OFFERING       EQUITY OFFERING     EQUITY OFFERING
                              ----------------- -------------- -------------------- -------------------
Sales .......................    $     --         $  3,557.3       $       --           $  3,557.3
Costs and expenses ..........          --            3,190.1               --              3,190.1
                                 --------         ----------       ----------           ----------
  Operating income ..........          --              367.2               --                367.2
Interest and other income
 (expense) ..................          --           (   13.2)              --             (   13.2)
Interest expense ............        (2.3) (5)         160.2            (23.0) (6)           137.2
Minority interest ...........          --                4.5               --                  4.5
                                 --------         ----------       ----------           ----------
  Income (loss) before
   income taxes .............         2.3              189.3             23.0                212.3
Provision (benefit) for
 income taxes(7) ............         0.9               78.3              9.2                 87.5
                                 --------         ----------       ----------           ----------
  Income (loss) from
   continuing
   operations ...............         1.4              111.0             13.8                124.8
Goodwill amortization
 expense, net of tax ........          --               33.9               --                 33.9
                                 --------         ----------       ----------           ----------
  Income (loss) from
   continuing
   operations, as
   adjusted .................    $    1.4(10)     $    144.9       $     13.8           $    158.7
                                 ========         ==========       ==========           ==========

  See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

1. On March 8, 2002, we acquired AIS for $1,152.7 million in cash which includes $1,130.0 million for the original contract purchase price, $4.0 million for estimated acquisition costs and an increase to the contract purchase price of $18.7 million related to additional assets contributed by Raytheon to AIS. The purchase price is subject to adjustment based on the AIS closing date net tangible book value, as defined. The AIS acquisition was financed using cash on hand as well as available borrowings under our senior credit facilities and a $500.0 million senior subordinated interim loan. During the year ended December 31, 2001, we also made the following acquisitions:

    o in May 2001, all the outstanding common stock of KDI Precision Products, Inc. ("KDI") for $79.4 million in cash including acquisition costs.

    o in May 2001, all the outstanding common stock of EER Systems, Inc. ("EER") for $119.5 million in cash including acquisition costs, and subject to an additional purchase price not to exceed $5.0 million which is contingent upon the financial performance of EER for the year ending December 31, 2002.

    o in November and December 2001, 70.3% of the outstanding common stock of Spar Aerospace Limited ("Spar") for $105.1 million in cash including acquisition costs. We acquired and paid for the remaining outstanding common stock of Spar in January 2002 for $43.6 million.

    o in November 2001, all the outstanding common stock of Emergent Government Services Group ("EMG") for $39.8 million, subject to adjustment based on closing date net working capital. Following the acquisition, we changed Emergent Government Services Group's name to L-3 Communications Analytics.

    o in December 2001, the net assets of Bulova Technologies for $49.5 million, subject to adjustment based on closing date net assets. Following the acquisition, we changed Bulova Technologies name to BT Fuze Products ("BT Fuze").

    o in December 2001, the net assets of SY Technology Inc. ("SY") for $49.8 million, subject to adjustment based on closing date net assets, and additional purchase price not to exceed $3.0 million, which is contingent upon the financial performance of SY for the years ending December 31, 2002 and 2003.

     The aggregate purchase price of these acquisitions, including acquisition costs, is $1,639.4 million.

2. The pro forma statement of operations for the three months ended March 31, 2002 includes the unaudited historical financial data for AIS for the two months ended February 28, 2002. All of the other acquisitions are included in our results of operations for the entire three months ended March 31, 2002.

3. Our historical interest income has been eliminated because the cash and cash equivalents which earned the interest income were obtained from the net proceeds from the CODES (as defined below) offering and the May 2001 Common Stock Offering (as defined below) that were assumed entirely to be used to finance the Acqusitions. Such eliminations amounted to $1.2 million for the three months ended March 31, 2002, $1.0 million for the three months ended March 31, 2001 and $3.8 million for the year ended December 31, 2001.

4. The aggregate purchase prices, including acquisition costs, for the Acquisitions of $1,639.4 million were assumed to be financed at January 1, 2001 using (1) borrowings under our senior credit facilities of $349.9 million, (2) borrowings of $500.0 million under the senior subordinated interim loan, (3) cash on hand of $28.4 million, (4) the net proceeds from the sale of $420.0 million of 4% Senior Subordinated Convertible Contingent Debt Securities due September 15, 2011 ("CODES") in October and November of 2001 which amounted to $407.5 million, and (5) the net proceeds from L-3 Holdings' public offering of 9,150,000 shares of its common stock in May 2001 (the

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

   "May 2001 Common Stock Offering") which amounted to $353.6 million. The borrowings under the senior credit facilities and the senior subordinated interim loan that we made to finance the AIS acquisition were included in our historical results of operations effective March 1, 2002.

   The adjustments to our historical interest expense for the three months ended March 31, 2002 and 2001 and the year ended December 31, 2001 to give effect to the financing of the Acquisitions are presented below.




                                                           THREE MONTHS ENDED
                                                                MARCH 31,        YEAR ENDED
                                                           -------------------  DECEMBER 31,
                                                              2002      2001        2001
                                                           --------- --------- -------------
                                                                     (IN MILLIONS)
    Interest on borrowings under the senior credit
      facilities (on $349.9 million) for the periods prior
      to March 1, 2002(a) ................................  $  2.8    $  6.6      $  23.0
    Interest on senior subordinated interim loan (on
      $500.0 million) for the periods prior to March 1,
      2002(a) ............................................     4.5      11.6         38.0
    Interest on the CODES offering for the periods
      prior to October 31, 2001 (4% on $420.0 million
      for 10 months). ....................................      --       4.2         14.0
    Amortization of deferred debt issue costs incurred
      on the CODES for periods prior to October 31,
      2001 ...............................................      --       0.4          1.2
    Eliminate historical interest expense for the KDI
      and SY Technology acquisitions .....................      --     ( 0.3)       ( 0.5)
                                                            ------    ------      -------
       Total pro forma adjustments to interest
         expense .........................................  $  7.3    $ 22.5      $  75.7
                                                            ======    ======      =======

----------
   (a) The adjustments to pro forma interest for the pro forma adjustments for borrowings under the senior credit facilities and senior subordinated interim loan are based on the average prevailing interest rates that we would have paid on those borrowings for the periods presented had such borrowings been outstanding at the beginning of each of the periods presented. The average prevailing interest rates on the senior credit facilities would have been 4.85% for the three months ended March 31, 2002, 7.55% for the three months ended March 31, 2001 and 6.57% for the year ended December 31, 2001. The average prevailing interest rates on the senior subordinated interim loan would have been 5.38% for the three months ended March 31, 2002, 9.30% for the three months ended March 31, 2001, and 7.59% for the year ended December 31, 2001.


5. Assuming this offering was completed on January 1, 2001, the net proceeds from this offering of $733.1 million, after deductions for underwriting commissions and discounts and other offering expenses of $16.9 million, would have been applied to repay all of the borrowings under the senior subordinated interim loan of $500.0 million and repurchase and/or redeem our 10 3/8% Senior Subordinated Notes due 2007. Total interest expense after the pro forma adjustments for our acquisitions but prior to this offering amounted to $33.4 million for the three months ended March 31, 2002, $47.2 million for the three months ended March 31, 2001, and $162.5 million for the year ended December 31, 2001. As a result of this offering, total pro forma interest expense would have increased by $2.2 million for the three months ended March 31, 2002, decreased by $2.7 million for the three months ended March 31, 2001 and $2.3 million for the year ended December 31, 2001. The details of the changes to interest expense are described in the table below.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                                      THREE MONTHS ENDED MARCH
                                                                 31,
                                                     ---------------------------       YEAR ENDED
                                                        2002           2001         DECEMBER 31, 2001
                                                     ----------   --------------   ------------------
                                                                   (IN MILLIONS)
    Estimated interest on $750.0 million 7.75%
      Senior Subordinated Notes offered
      hereby .....................................    $  14.5        $  14.5            $  58.1
    Amortization of deferred debt issue costs
      incurred on $750.0 million Senior
      Subordinated Notes offered hereby ..........        0.4            0.4                1.7
    Eliminate interest on the senior
      subordinated interim loan(a) ...............      ( 6.7)         (11.6)             (38.0)
    Eliminate interest on $225.0 million 10 3/8%
      Senior Subordinated Notes due 2007 .........      ( 5.8)         ( 5.8)             (23.3)
    Eliminate amortization of deferred debt
      issue costs incurred on $225.0 million
      10 3/8% Senior Subordinated Notes due
      2007 .......................................      ( 0.2)         ( 0.2)             ( 0.8)
                                                      -------        -------            -------
      Total pro forma interest expense ...........    $   2.2        $  (2.7)           $  (2.3)
                                                      =======        =======            =======

----------
   (a) The adjustments to pro forma interest expense for the pro forma adjustments for borrowings under the senior subordinated interim loan are based on the average prevailing interest rates that we would have paid on those borrowings for the periods presented had such borrowings been outstanding at the beginning of each of the periods presented. The average prevailing interest rates on the senior subordinated interim loan would have been 5.38% for the three months ended March 31, 2002, 9.30% for the three months ended March 31, 2001, and 7.59% for the year ended December 31, 2001.

   An increase of 100 basis points or 1.0% to the assumed rate of interest paid on the $750.0 million of senior subordinated notes would increase the pro forma interest expense by $1.9 million for the three months ended March 31, 2002 and 2001, and $7.5 million for the year ended December 31, 2001.

6. Assuming the concurrent sale of common stock by L-3 Communications Holdings of 14,000,000 million shares was simultaneously completed with this offering on January 1, 2001, the net proceeds from that offering would have been $807.3 million based on the last reported sales price of L-3 Communications Holdings' common stock on June 6, 2002 of $59.52 and after deducting related discounts, commissions and other estimated expenses of $26.0 million. The net proceeds of that offering would have been used to repay $349.9 million of borrowings outstanding under the senior credit facilities, and $457.4 million would have been invested in cash and cash equivalents. Total interest expense after the pro forma adjustments for our acquisitions and this offering, but prior to the concurrent sale of common stock amounted to $35.6 million for the three months ended March 31, 2002, $44.5 million for the three months ended March 31, 2001, and $160.2 million for the year ended December 31, 2001. As a result of the sale of common stock by L-3 Communications Holdings total pro forma interest expense would have decreased by $4.2 million for the three months ended March 31, 2002, $6.6 million for the three months ended March 31, 2001 and $23.0 million for the year ended December 31, 2001 because interest expense on the $349.9 million of the borrowings under the senior credit facilities would be eliminated. The adjustments to pro forma interest expense for the pro forma adjustments for borrowings under the senior credit facilities are based on the average prevailing interest rates that we would have paid on those borrowings for the periods presented had such borrowings been outstanding at the beginning of each of the periods presented. The average prevailing interest rates on the senior credit facilities would have been 4.85% for the three months ended March 31, 2002, 7.55% for the three months ended March 31, 2001 and 6.57% for the year ended December 31, 2001.

   The pro forma statements of operations do not reflect interest income on the $457.4 million pro forma cash balance at January 1, 2001 that we would have had after the concurrent sale of common stock.

7. The pro forma adjustments for our Acquisitions, this offering, and the concurrent sale of common stock were all tax-effected, as appropriate, using an estimated statutory (federal and state) tax rate

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

   of 40.0%. The pro forma adjustments also include an income tax provision ($0.6 million for the three months ended March 31, 2001 and $1.1 million for the year ended December 31, 2001) to record the aggregate income tax expense for the historical results of operations of KDI, EER, BT Fuze and SY to the statutory income tax rate of 40.0% that they would have incurred had we acquired them on January 1, 2001, but did not because they were not subject to income tax prior to their acquisition by us.

8. The pro forma statement of operations for the three months ended March 31, 2001 includes the following unaudited historical financial data for our Acquisitions.




                                                                                  BT         SY
                                      KDI        EER       SPAR        EMG       FUZE    TECHNOLOGY      AIS      ACQUISITIONS
                                   --------- ---------- ---------- ---------- --------- ------------ ----------- -------------
                                                                   (IN MILLIONS)
Sales ............................  $  8.7    $  37.0    $  23.5    $  16.5    $  8.0     $  15.0     $  219.2     $  327.9
Costs and expenses ...............     9.3       35.9       20.0       15.8       8.0        14.0        209.6        312.6
                                    ------    -------    -------    -------    ------     -------     --------     --------
 Operating income (loss) .........    (0.6)       1.1        3.5        0.7        --         1.0          9.6         15.3
 Interest and other income
   (expense) .....................     0.1        0.1       (0.4)        --        --          --           --         (0.2)
 Interest expense ................     0.2         --         --         --        --         0.1           --          0.3
                                    ------    -------    -------    -------    ------     -------     --------     --------
 Income (loss) before
   income taxes ..................    (0.7)       1.2        3.1        0.7        --         0.9          9.6         14.8
Income tax provision .............      --         --        1.2         --        --          --          5.2          6.4
                                    ------    -------    -------    -------    ------     -------     --------     --------
 Income (loss) from
   continuing operations .........  $ (0.7)   $   1.2    $   1.9    $   0.7    $   --     $   0.9     $    4.4     $    8.4
                                    ======    =======    =======    =======    ======     =======     ========     ========

9. Adjustments to costs and expenses relating to the Acquisitions are presented in the table below:




                                                          THREE MONTHS
                                                              ENDED          YEAR ENDED
                                                         MARCH 31, 2001   DECEMBER 31, 2001
                                                        ---------------- ------------------
                                                                   (IN MILLIONS)
     Eliminate historical goodwill amortization
       for AIS, EMG and Spar(a) .......................      $ (7.6)          $ (29.6)
     Increase to goodwill amortization for KDI and EER
       for higher goodwill recorded by L-3 than their
       historical amounts of goodwill(a) ..............         0.5               0.7
                                                             ------           -------
        Total pro forma adjustments to costs and
          expenses ....................................      $ (7.1)          $ (28.9)
                                                             ======           =======

----------
   (a) In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, no goodwill amortization expenses would have been recorded by us in 2001 for the acquisitions of EMG, Spar, BT Fuze, SY and AIS because these acquisitions were completed after June 30, 2001. Additionally, in accordance with SFAS No. 142, effective January 1, 2002 goodwill amortization is no longer being recorded for any of the Acquisitions.


   The assets and liabilities recorded in connection with the purchase price allocations for the Acquisitions are all based upon preliminary estimates of fair values for contracts in process, estimated costs in excess of billings to complete contracts in process, inventories, identifiable intangibles and deferred taxes. Actual adjustments will be based on the final purchase prices and final appraisals and other analyses of fair values which are in process. With the exception of the AIS acquisition, we do not expect the differences between the preliminary and final purchase price allocations for the acquisitions to be material. Material differences between the preliminary and final purchase price allocations for the AIS acquisition could result from the valuation of

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

   contracts in process, estimated costs in excess of billings to complete contracts in process, identifiable intangibles, deferred income taxes and pension and postretirement benefits and other items. A review of the contracts in process and identifiable intangible assets included in the AIS acquisition is being performed. All of the data required to prepare this review and the related valuations is not currently available and at this time it is not practicable to reasonably estimate these valuations. In addition, no adjustment has been made to contracts in process which will be valued at their estimated contract prices less the estimated costs to complete and an allowance for a normal profit on the effort to complete such contracts. Although the final purchase price allocation for the contracts in process, estimated costs in excess of billings to complete contracts in process, deferred taxes and pension and postretirement benefits of AIS could materially affect the amount of goodwill recorded for AIS, such final purchase price allocations are not expected to have a material effect on our results of operations. Furthermore, any allocation of purchase price to identifiable intangible assets with finite lives will result in additional amortization expense and a reduction to the estimated goodwill for AIS. For example, an allocation of $50.0 million to identifiable intangible assets with a 10 year life would result in an increase of $5.0 million per annum to costs and expenses and a decrease of $3.0 million per annum to income from continuing operations.

10. The pro forma adjustments for this offering for the three months ended March 31, 2001 and the year ended December 31, 2001 do not include an extraordinary charge of $16.1 million ($9.7 million after-tax) related to the repurchase and/or redemption of our $225.0 million 10 3/8% Senior Subordinated Notes due 2007. The extraordinary charge includes the call premium of 5.188% or approximately $11.6 million and fees and other expenses of approximately $4.5 million, including the write-off of the unamortized deferred debt issue costs on the $225.0 million 10 3/8%
   Senior Subordinated Notes due 2007. This charge will be recognized in the period during which such outstanding notes are repurchased and/or redeemed.


11. The pro forma statement of operations for the year ended December 31, 2001 includes the following unaudited historical financial data for our Acquisitions.



                                    KDI(A)          EER(A)         SPAR(B)
                               --------------- --------------- ---------------
                                                (IN MILLIONS)
Sales ........................    $   16.2        $   49.3        $   76.9
Costs and expenses ...........        16.6            47.4            67.8
                                  --------        --------        --------
 Operating income (loss) .....        (0.4)            1.9             9.1
 Interest and other income
   (expense) .................        (1.6)(d)        (4.0)(e)        (0.4)(f)
 Interest expense ............         0.3              --              --
                                  --------        --------        --------
 Income (loss) before
   income taxes ..............        (2.3)           (2.1)            8.7
Income tax provision .........          --              --             3.3
                                  --------        --------        --------
 Income (loss) from
   continuing operations .....    $   (2.3)       $   (2.1)       $    5.4
                                  ========        ========        ========



                                                   BT           SY
                                    EMG(B)      FUZE(C)   TECHNOLOGY(C)      AIS      ACQUISITIONS
                               --------------- --------- --------------- ----------- -------------
                                                   (IN MILLIONS)
Sales ........................    $   52.2      $  34.7      $  62.0      $  918.6    $  1,209.9
Costs and expenses ...........        49.1         32.8         56.5         876.7       1,146.9
                                  --------      -------      -------      --------    ----------
 Operating income (loss) .....         3.1          1.9          5.5          41.9          63.0
 Interest and other income
   (expense) .................        (3.8)(g)       --           --          (1.4)        (11.2)
 Interest expense ............          --           --          0.2            --           0.5
                                  --------      -------      -------      --------    ----------
 Income (loss) before
   income taxes ..............        (0.7)         1.9          5.3          40.5          51.3
Income tax provision .........         0.3           --           --          22.1          25.7
                                  --------      -------      -------      --------    ----------
 Income (loss) from
   continuing operations .....    $   (1.0)     $   1.9      $   5.3      $   18.4    $     25.6
                                  ========      =======      =======      ========    ==========

----------
   (a) Represents historical results of operations for the four-month period ended April 30, 2001.
   (b) Represents historical results of operations for the ten-month period ended October 31, 2001.
   (c) Represents historical results of operations for the eleven-month period ended November 30, 2001.
   (d) Includes a charge to write-down excess inventory of $1.7 million.
   (e) Includes a charge of $4.2 million for investment banking fees and other non-recurring charges.
   (f)        Includes a $1.4 million restructuring charge.
   (g)        Includes a $3.8 million restructuring charge.


   The historical results of operations for KDI, EER, BT Fuze and SY do not include a provision for income taxes because they each were either an S Corporation or a Limited Liability Company and the income taxes on their income were paid by their individual stockholders rather than the entities.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                              L-3 COMMUNICATIONS HOLDINGS, INC.

                              By:       /s/ Michael T. Strianese
                                 -----------------------------------------------
                                    Name:   Michael T. Strianese
                                    Title:  Senior Vice President-Finance



                              L-3 COMMUNICATIONS CORPORATION

                              By:       /s/ Michael T. Strianese
                                 -----------------------------------------------
                                    Name:   Michael T. Strianese
                                    Title:  Senior Vice President-Finance


Dated:  June 7, 2002

                                  EXHIBIT INDEX


Exhibit
Number            Title
-------           -----
99.1              Press Release relating to senior subordinated notes offering
99.2              Press Release relating to common stock offering
99.3              Press Release relating to debt tender offer